EXHIBIT 5.1
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MORSE                                                            Reservoir Place
BARNES-BROWN &                                      1601 Trapelo Road, Suite 205
PENDLETON PC                                                   Waltham, MA 02451
                                             mbbp.com
                                                                t - 781-622-5930
                                                                f - 781-622-5933
                                                                cbarnes@mbbp.com

                                  June 20, 2007

Bridgeline Software, Inc.
10 Sixth Road
Woburn, MA  01801

     Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to Bridgeline Software, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,992,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of the Company (the "Shares"), pursuant to a Registration Statement on Form SB-2 (File No. 333-139298) (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on December 13, 2006, of which (i) up to 3,450,000 shares are issuable by the Company, including 450,000 shares in order to cover over-allotments, (ii) 150,000 shares are issuable to the underwriters in connection with the public offering upon the exercise of certain warrants (the "Underwriters' Warrants"), (iii) 342,000 shares are issuable to the selling stockholders upon the exercise of outstanding warrants (the "Selling Stockholders' Warrants," and together with the Underwriters' Warrants, the "Warrants") and (iv) 50,000 outstanding shares of Common Stock have been issued to the certain selling stockholders upon the exercise of previously outstanding warrants (the "Selling Stockholders' Warrant Shares").

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have further assumed with respect to the Warrants that a sufficient number of duly authorized and unissued shares of the Company's Common Stock will be available for issuance at the time any Warrants are exercised; and that the consideration received by the Company in respect of each Share will be no less than the exercise price set forth in the applicable Warrant and no less than the par value of the Common Stock at the time.

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     We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the "Underwriting Agreement "), will have been duly executed and delivered pursuant to the authorizing resolutions of the Board of Directors of the Company and that the Shares will be sold and transferred only upon the payment therefor as provided in the Underwriting Agreement.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The 3,450,000 shares of the Company's Common Stock issuable by the Company in connection with the public offering have been duly authorized and will, upon such issuance in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefore, be validly issued, fully paid and non-assessable shares of Common Stock;

     2. The 150,000 shares of the Company's Common Stock issuable upon the exercise of the Underwriters' Warrants in accordance with their terms have been duly authorized and will, upon such issuance pursuant to such exercise, be validly issued, fully paid and non-assessable shares of Common Stock;

     3. The 342,000 shares of the Company's Common Stock issuable upon the exercise of the Selling Stockholders' Warrants in accordance with their terms have been duly authorized and will, upon such issuance pursuant to such exercise, be validly issued, fully paid and non-assessable shares of Common Stock; and

     4. The Selling Stockholders' Warrant Shares were at the time of issuance duly authorized and are validly issued, fully paid and non-assessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

     We are qualified as lawyers only in the Commonwealth of Massachusetts. Our opinions expressed in this letter are limited to matters governed by the federal laws of the United States of America, the laws of the Commonwealth of Massachusetts, and the statutory provisions of the General Corporation Law of the State of Delaware (as opposed to decisions of the courts interpreting such statutes).

     We assume no obligation to advise you of any changes in facts or law relevant to our opinions that may come to our attention subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted or used for any other purpose without our prior written consent.

                                       Very truly yours,

                                       MORSE, BARNES-BROWN & PENDLETON, P.C.

                                       By: /s/Carl F. Barnes
                                           ----------------------------
                                           Carl F. Barnes